Exhibit 99.1

eGain Announces Financial Results for the First Fiscal Quarter Ended September 30, 2009

Quarter Highlights

•	GAAP net income of $787,000 compared to a net loss of $522,000 in the comparable year-ago quarter

•	eGain placed in the Leaders quadrant of the Gartner Magic Quadrant for E-Service Suites 2009 report

Mountain View, Calif. (November 11, 2009) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the first fiscal quarter ended September 30, 2009.

Total revenue for the first quarter of fiscal year 2010 was $8.0 million, a decrease of 2% from the comparable year-ago quarter. License revenue was $2.0 million, an increase of 22% from the comparable year-ago quarter. Recurring services revenue was $4.0 million, a decrease of 3% from the comparable year-ago quarter. Professional services revenue was $2.0 million, a decrease of 16% from the comparable year-ago quarter.

Gross margin for the first quarter of fiscal year 2010 was 68%, compared to 65% in the comparable year-ago quarter. Total operating costs and expenses for the first quarter of fiscal year 2010 were $4.4 million, a decrease of 18% from the comparable year-ago quarter.

Net income for the first quarter of fiscal year 2010 was $787,000, or $0.04 per share on a basic and diluted basis, compared to a net loss of $522,000, or $(0.03) per share for the comparable year-ago quarter. Net income for the first quarter of fiscal year 2010 included stock-based compensation of $55,000 and interest expense of $277,000, compared to stock-based compensation expense of $83,000 and a net of interest expense and tax benefit of $471,000 for the comparable year-ago quarter.

Total cash and cash equivalents were $4.7 million at September 30, 2009, compared to $7.5 million at June 30, 2009. The decrease in cash was primarily due to a $3.0 million repayment of existing bank borrowings. Cash provided by operations was $462,000 for the first quarter of fiscal year 2010, compared to cash used in operations of $1.4 million in the comparable year-ago quarter. Days sales outstanding in receivables for the first quarter of fiscal year 2010 were 52 days, compared to 44 days for the comparable year-ago quarter. Deferred revenues totaled $5.5 million at September 30, 2009 unchanged from June 30, 2009.

eGain’s revenues for the first quarter of fiscal year 2010 were negatively impacted by the reduced value of foreign currencies when compared to U.S. dollars. On a constant currency basis, using the exchange rates in effect on June 30, 2009, revenues for the first quarter of fiscal year 2010 would have been up approximately 4%, rather than down 2% when compared to the first quarter of fiscal year 2009.

“We are pleased with our bookings to jumpstart fiscal 2010,” said Ashu Roy, eGain’s CEO. “Our earnings and cash flow improved significantly quarter-over-quarter. And we released eGain Service 9, our innovative Customer Interaction Hub suite, at our North America Customer Summit in Las Vegas.

Business Highlights

New Hosting and License Bookings¹

•

New hosting and license bookings for the first quarter of fiscal year 2010 were $4.2 million, a decrease of 9% from the comparable year-ago quarter. Of the total new hosting and license bookings in the first quarter of fiscal year 2010, 47% was from new hosting bookings and 53% was from new license bookings, compared to 36% from new hosting bookings and 64% from new license bookings in the comparable year-ago quarter. On a constant currency basis, using the exchange rates in effect on June 30, 2009, bookings for the first quarter of fiscal year 2010 would have been up approximately 2%, rather than down 9%, when compared to the same period last year.

Industry Recognition

•	eGain was placed in the Leaders² quadrant of the Gartner Magic Quadrant for E-Service Suites 2009 report, authored by Johan Jacobs and Michael Maoz (published September 11, 2009).

•	eGain Service was selected as KMWorld Trend-Setting Product of 2009

¹	We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.
²	Gartner defines Magic Quadrant leaders as companies that “demonstrate market-defining vision and the ability to execute against that vision through products, services, demonstrable sales figures and solid new references for multiple geographies and vertical industries. Leaders provide functionally diverse and rich e-service suites that can be deployed and supported globally, and have at least five of the six e-service components supported by OEMs. They are suitable for all sizes and complexities of enterprises, and have broad industry coverage. Revenue is strong, and new references are readily available. When asked, their clients reply that this product has affected the organization’s competitive position in the market.”

About eGain Communications Corporation

eGain (OTC BB: EGAN.OB) is the leading provider of multichannel customer service and knowledge management software for on-site or on-demand deployment. For over a decade, hundreds of the world’s largest companies have relied on eGain to transform their traditional call centers, help desks, and web customer service operations into multichannel customer interaction hubs (CIHs). Based on the Power of One™, the concept of one unified platform for multichannel customer interaction and knowledge management, eGain solutions improve customer experience, optimize service processes end to end, increase sales, and enhance contact center performance.

Headquartered in Mountain View, California, eGain has operating presence in North America, EMEA and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC). Also, follow us on Twitter at @eGain (http://twitter.com/egain) and Facebook at (http://facebook.com/egain).

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions, including but not limited to our enterprise-focused business model’s effect on our bookings and the effect of global currency exchange rates on our business are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; the actual mix in new business between hosting and license transactions when compared with management’s projections; volatility of the value of certain currencies in relation to the US dollar, particularly the U.K. pound, Indian rupee and Euro; the increased complexity of certain transactions and the timing of revenue recognition on such transactions; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2009, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Jamie Abayan 650-230-7532 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	June 30,
	2009	2009
ASSETS

Current assets:
Cash and cash equivalents	$4,678	$7,511
Restricted cash	13	13
Accounts receivable, net	4,573	4,308
Prepaid and other current assets	446	538

Total current assets	9,710	12,370

Property and equipment, net	992	995
Goodwill, net	4,880	4,880
Other assets	391	391

Total assets	$15,973	$18,636

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,123	$979
Accrued compensation	2,066	2,429
Accrued liabilities	1,667	2,141
Current portion of deferred revenue	5,328	5,398
Current portion of capital lease obligation	180	181
Current portion of bank borrowings	125	3,125

Total current liabilities	10,489	14,253

Deferred revenue, net of current portion	207	133
Capital lease obligation, net of current portion	141	187
Related party notes payable	7,944	7,697
Bank borrowings, net of current portion	83	115
Other long term liabilities	349	344

Total liabilities	19,213	22,729

Stockholders’ deficit:
Common stock	22	22
Additional paid-in capital	323,605	323,550
Notes receivable from stockholders	(77)	(76)
Accumulated other comprehensive loss	(494)	(506)
Accumulated deficit	(326,296)	(327,083)

Total stockholders’ deficit	(3,240)	(4,093)

Total liabilities and stockholders’ deficit	$15,973	$18,636

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	September 30,
	2009	2008
Revenue:
License	$1,954	$1,599
Recurring services	3,984	4,110
Professional services	2,037	2,430

Total revenue	7,975	8,139
Cost of license	68	19
Cost of recurring services	1,152	1,128
Cost of professional services	1,295	1,713

Gross profit	5,460	5,279

Operating costs and expenses:
Research and development	1,170	1,525
Sales and marketing	2,434	2,782
General and administrative	786	1,047

Total operating costs and expenses	4,390	5,354
Income / (Loss) from operations	1,070	(75)
Interest expense, net	(277)	(485)
Other income (expense), net	(6)	24

Income / (Loss) before income tax	787	(536)
Income tax benefit	—	14

Net Income / (Loss)	$787	$(522)

Per share information:

Basic net income / (loss) per common share	$0.04	$(0.03)

Diluted net income / (loss) per common share	$0.04	$(0.03)

Weighted average shares used in computing basic net income / (loss) per common share	22,213	15,857

Weighted average shares used in computing diluted net income / (loss) per common share	22,221	15,857

eGain Communications Corporation

Supplemental Financial Information

(in thousands)

(unaudited)

	Three Months Ended September 30,
	2009	% of revenue	2008	% of revenue	% Increase (Decrease) in US$	% Increase (Decrease) in Constant Currency (1)
Total revenue	$7,975	100%	$8,139	100%	(2)%	4%
Gross profit	5,460	68%	5,279	65%	3%	6%
Total operating costs and expenses	4,390	55%	5,354	66%	(18)%	(16)%
Income / (loss) from operations	1,070	13%	(75)	(1)%	NM	NM
Net Income / (loss)	$787	10%	$(522)	(6)%	NM	NM

(1)	We present constant currency information to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparable year-ago period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the exchange rate in effect June 30, 2009, which was the last day of our prior fiscal year, rather than the actual exchange rates in effect during the respective periods.

NM - Not Meaningful